EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:

CryoLife D. Ashley Lee Executive Vice President, Chief Financial Officer and Chief Operating Officer Phone: 770-419-3355	The Ruth Group Nick Laudico / Zack Kubow 646-536-7030 / 7020 nlaudico@theruthgroup.com zkubow@theruthgroup.com

CryoLife Reports Second Quarter Financial Results

Recent Highlights:

•	Received Expanded Indication for BioGlue® in Japan
•	Announced Plans to Transition to Direct Sales Model in France

ATLANTA, GA – (July 28, 2015) – CryoLife, Inc. (NYSE: CRY),  a leading medical device and tissue processing company focused on cardiac and vascular surgery, announced today its results for the second quarter and first six months of 2015.

Pat Mackin, Chairman, President and Chief Executive Officer, said, “During the quarter we continued to execute on our growth strategy with solid progress on several of our top organizational objectives.  In June, we announced plans to transition to a direct sales model in France, advancing our strategic presence in international markets.  Earlier this month, we received an expanded indication for BioGlue in Japan, which doubled our market opportunity and is consistent with our strategy to gain new indications for our product portfolio.”

Revenues for the second quarter of 2015 increased 2 percent to $35.5 million, compared to $34.7 million for the second quarter of 2014.  Product revenues were $19.9 million for the second quarter of 2015, down slightly from $20.4 million in the second quarter of 2014.  This reflects a  year-over-year increase in HeRO® Graft revenues and the recent launches of ProCol® and PhotoFix™, offset by decreases in CardioGenesis® cardiac laser therapy, BioGlue, and PerClot® revenues.  The change in product revenues was primarily due to changes in distribution models and the strengthening U.S. dollar.    Tissue processing revenues were $15.6 million for the second quarter of 2015, up 9 percent compared to $14.3 million for the second quarter of 2014, driven primarily by an increase in average service fees.

Revenues for the first six months of 2015 decreased 2 percent to $69.4 million, compared to $70.4 million for the first six months of 2014.  Product revenues were $39.3 million for the first six months of 2015, down slightly from $39.8 million in the first six months of 2014.  Product revenues reflect recent launches of ProCol and PhotoFix, and the year-over-year increases in CardioGenesis cardiac laser therapy and HeRO Graft revenues, offset by decreases in BioGlue and PerClot revenues due to changes in distribution models and the strengthening U.S. dollar.  Tissue processing revenues were $30.0 million for the first six months of 2015, down slightly compared to $30.6 million for the first six months of 2014.

Net loss for the second quarter of 2015 was ($502,000), or ($0.02) per basic and fully diluted common share, compared to net income of $2.2 million, or $0.08 per basic and  fully diluted common share, for the second quarter of 2014.  Excluding certain items as shown in the schedules below, proforma non-GAAP fully diluted earnings per share was $0.03 in the second quarter of 2015, compared to $0.05 in the second quarter of 2014.

Net loss for the first six months of 2015 was ($776,000), or ($0.03) per basic and fully diluted common share, compared to net income of $3.2 million, or $0.12 per basic and $0.11 per fully diluted common share, for the first six months of 2014.  Excluding certain items as shown in the schedules below, proforma non-GAAP fully diluted earnings per share was $0.03 in the first half of 2015, as compared to $0.09 in the first half of 2014.

The Company’s updated 2015 financial guidance is summarized below.  The guidance does not include any effect related to future business development activities.

2015 Financial Guidance Summary
	Previous	Current
Total revenues	$148.5 million – $150.5 million 3% – 4% increase	$148.5 million – $150.5 million 3% – 4% increase
Product revenues	Mid-single digits % increase	Low-single digits % increase
Tissue processing revenues	Low-single digits % increase	Low-single digits % increase
Gross margins	Approximately 60%	Approximately 60%
R&D expenses	$13.0 million - $14.0 million	$13.0 million - $14.0 million
Earnings per share	Breakeven	Breakeven

The Company’s financial guidance for the full year of fiscal 2015 is subject to the risks described below in the last paragraph of this press release, prior to the financial tables.

Webcast and Conference Call Information

The Company will hold a teleconference call and live webcast today at 10:00 a.m. Eastern Time to discuss the results followed by a question and answer session hosted by Mr. Mackin.

To listen to the live teleconference, please dial 201-689-8261 a few minutes prior to 10:00 a.m.  A replay of the teleconference will be available July 28 through August 4 and can be accessed by calling (toll free) 877-660-6853 or 201-612-7415.  The conference number for the replay is 13614274.

The live webcast and replay can be accessed by going to the Investor Relations section of the CryoLife Web site at www.cryolife.com and selecting the heading Webcasts & Presentations.

About CryoLife, Inc.

Headquartered in suburban Atlanta, Georgia, CryoLife is a leader in the manufacturing, processing, and distribution of implantable living tissues and medical devices used in cardiac and vascular surgical procedures.  CryoLife markets and sells products in more than 75 countries worldwide.  For additional information about CryoLife, visit our website, www.cryolife.com.

Statements made in this press release and during the accompanying earnings webcast that look forward in time or that express management’s beliefs, expectations, or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements reflect the views of management at the time such statements are made and are subject to a number of risks, uncertainties, estimates, and assumptions that may cause actual results to differ materially from current expectations.  These statements include those regarding: the timing of patient enrollment in our PerClot IDE clinical trial and FDA approval of various indications for PerClot; the timing and effect on our financial performance of implementing improvements in our tissue processing business; our plans, expectations, and the market opportunities for ProCol and PhotoFix; our plans to transition to a direct sales organization in France and our expectations regarding the benefits of that transition; the market opportunity related to the expansion of the indication for BioGlue in Japan; our 2015 effective tax rate; our expectations regarding foreign exchange rates; and our anticipated performance for the remainder of fiscal 2015. The risks and uncertainties affecting these statements include that: our anticipated performance for fiscal 2015 is subject to the general risks associated with our business; there is no guarantee that the FDA will approve the surgical version of PerClot for distribution in the U.S. in accordance with our expected timeframe, or at all; our PerClot clinical trial is subject to a number of execution risks,  and it may ultimately be unsuccessful; there is no guarantee that we will be able to attain the levels of revenue and profitability that we anticipate for PerClot; as part of our patent litigation against Medafor, Inc. regarding PerClot (the “Medafor Litigation”), we have been enjoined from selling, marketing, and distributing PerClot in the U.S.; there is no guarantee that we will ultimately prevail in the Medafor Litigation, and if we do not prevail, we will continue to be prohibited from selling PerClot in the U.S., or we may have to pay substantial royalties to sell PerClot in the U.S., until Medafor’s patent expires;  the financial benefits expected from our tissue processing improvements could be less than anticipated and may not be realized within the timeframes anticipated; our beliefs regarding the market opportunities for ProCol and PhotoFix may be incorrect, and even if correct, there is no guarantee that we will successfully grow ProCol and PhotoFix sales; we may not complete the transition to a direct sales organization in France, or recognize the anticipated benefits of such transition, within our anticipated timeframe, or at all; the market opportunity for the expanded BioGlue indication in Japan and sales with respect to that indication may begin later and/or be less than anticipated; continued fluctuation of foreign currencies relative to the U.S. dollar could materially, adversely affect our business; and although our guidance does not reflect activities related to ongoing or future business development activities, consummation of material business development transactions during fiscal 2015 could have a significant impact on our business and could cause our actual performance for 2015 to change materially from our current predictions. These risks and uncertainties include the risk factors detailed in our Securities and Exchange Commission filings, including our Form 10-K for the year ended December 31, 2014 and our subsequent filings with the SEC. CryoLife does not undertake to update its forward-looking statements.

CRYOLIFE, INC. AND SUBSIDIARIES

Financial Highlights

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Revenues:
Products	$19,918	$20,350	$39,309	$39,805
Preservation services	15,608	14,340	30,048	30,616
Total revenues	35,526	34,690	69,357	70,421

Cost of products and preservation services:
Products	4,244	4,131	9,277	7,932
Preservation services	9,728	8,175	18,859	17,632
Total cost of products and
preservation services	13,972	12,306	28,136	25,564

Gross margin	21,554	22,384	41,221	44,857

Operating expenses:
General, administrative, and marketing	19,327	17,959	38,296	36,234
Research and development	2,684	2,203	4,936	4,705
Total operating expenses	22,011	20,162	43,232	40,939

Operating (loss) income	(457)	2,222	(2,011)	3,918

Interest expense	30	(16)	60	45
Interest income	(12)	(45)	(15)	(48)
Gain on sale of Medafor investment	(891)	--	(891)	--
Other expense (income), net	250	(111)	442	(210)

Income (loss) before income taxes	166	2,394	(1,607)	4,131
Income tax expense (benefit)	668	233	(831)	911

Net (loss) income	$(502)	$2,161	$(776)	$3,220

(Loss) Income per common share:
Basic	$(0.02)	$0.08	$(0.03)	$0.12
Diluted	$(0.02)	$0.08	$(0.03)	$0.11

Dividends declared per common share	$0.0300	$0.0300	$0.0600	$0.0575

Weighted-average common shares outstanding:
Basic	27,713	27,502	27,619	27,439
Diluted	27,713	28,317	27,619	28,382

CRYOLIFE, INC. AND SUBSIDIARIES

Financial Highlights

(In thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Products:
BioGlue and BioFoam	$14,519	$15,389	$28,561	$30,629
PerClot	1,036	1,143	2,012	2,059
CardioGenesis cardiac laser therapy	1,943	2,084	4,080	3,768
HeRO Graft	1,744	1,705	3,604	3,320
ProCol	333	29	537	29
PhotoFix	343	--	515	--
Total products	19,918	20,350	39,309	39,805

Preservation services:
Cardiac tissue	6,889	6,454	13,552	13,644
Vascular tissue	8,719	7,886	16,496	16,972
Total preservation services	15,608	14,340	30,048	30,616

Total revenues	$35,526	$34,690	$69,357	$70,421

Revenues:
U.S.	$27,777	$26,351	$54,811	$53,783
International	7,749	8,339	14,546	16,638
Total revenues	$35,526	$34,690	$69,357	$70,421

	June 30,	December 31,
	2015	2014

Cash, cash equivalents, and restricted cash and securities	$40,944	$39,259
Total current assets	108,632	106,028
Total assets	176,068	176,157
Total current liabilities	19,187	20,627
Total liabilities	26,526	27,472
Shareholders’ equity	149,542	148,685

CRYOLIFE, INC. AND SUBSIDIARIES

Reconciliation of

Non-GAAP Adjusted Net Income and Adjusted Income per Common Share – Diluted

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
GAAP:
Income (loss) before income taxes	$166	$2,394	$(1,607)	$4,131
Income tax expense (benefit)	668	233	(831)	911
Net (loss) income	$(502)	$2,161	$(776)	$3,220

Diluted (loss) income per common share:	$(0.02)	$0.08	$(0.03)	$0.11

Diluted weighted-average common
shares outstanding:	27,713	28,317	27,619	28,382

Reconciliation excluding items:

Income (loss) before income taxes, GAAP	$166	$2,394	$(1,607)	$4,131
Excluding:
Severance expenses	1,389	--	1,857	--
Business development expenses	857	5	1,063	17
Intangible impairment	--	--	457	--
Gain on sale of Medafor investment	(891)	--	(891)	--
Write-off of PerClot Topical inventory	--	--	498	--
Adjusted income before income taxes,
non-GAAP	1,521	2,399	1,377	4,148

Income tax expense calculated at a
proforma tax rate of 38%	578	912	523	1,576
Adjusted net income, non-GAAP	$943	$1,487	$854	$2,572

Adjusted net income, non-GAAP allocated to
participating securities – diluted	21	25	50	47
Adjusted net income, non-GAAP
applicable to common shareholders
– diluted	$922	$1,462	$804	$2,525

Diluted adjusted income per common share,
non-GAAP:	$0.03	$0.05	$0.03	$0.09

Diluted-weighted average common
shares outstanding, non-GAAP:	28,393	28,317	28,335	28,382

Investors should consider this non-GAAP information in addition to, and not as a substitute for, financial measures prepared in accordance with U.S. GAAP.  In addition, this non-GAAP financial information may not be the same as similar measures presented by other companies.  Non-GAAP adjusted net income and adjusted income per common share excludes expenses related to the retirement of the Company’s former President, CEO, and Executive Chairman, expenses related to business development, expenses related to intangible impairment, the gain on sale of Medafor investment, and the write-off of PerClot inventory related to the injunction from the Medafor Litigation stating that the Company cannot sell PerClot Topical in the U.S. The above non-GAAP items have been calculated using a proforma tax rate of 38% for all periods. The Company believes that this non-GAAP presentation provides useful information to investors regarding unusual non-operating transactions and the operating expense structure of the Company’s existing and recently acquired operations, without regard its ongoing efforts to acquire additional complementary products and businesses and the transaction expenses incurred in connection with recently acquired businesses. The Company does, however, expect to incur similar types of expenses in the future, and this non-GAAP financial information should not be viewed as a promise or indication that these types of expenses will not recur.